Allstate Life Insurance Company

Supplement, dated January 10, 2011, to
the Allstate® RightFitsm Prospectus

This supplement amends certain disclosure contained in the above-referenced prospectus for policies issued by Allstate Life Insurance Company.

The following changes are made to your prospectus:

1.	In the “The Contract - Contract Owner” section, the phrase “last surviving” is deleted from the 5th bullet point.

2.	In the “The Contract – Beneficiary” section, all references to “sole surviving Contract Owner” are deleted and replaced with “sole Contract Owner.”

3.	The following paragraph in the “Purchasing the Contract - Purchase Payment” section is deleted:

You cannot make transfers or exchanges from any 403(b), 401(a), 401(k), 457, Keogh, or Custodial IRA to purchase your Contract.

4.	The example tables in the “Accumulation Phase – Examples” section are deleted and replaced with the following:

Example
Purchase Payment: $10,000
Initial Index Value: 800
	1	2	3	4	5
Index at the Beginning of the Contract Year	800	950	1000	875	1300
Index at the End of the Contract Year	950	1000	875	1300	1400
Index Growth as Percentage	18.75%	5.26%	-12.50%	48.57%	7.69%
Ceiling	20.00%	20.00%	20.00%	20.00%	20.00%
Floor	-10.00%	-10.00%	-10.00%	-10.00%	-10.00%
Maturity Value at Beginning of Contract Year	$10,000.00	11,875.00	12,500.00	11,250.00	13,500.00
Credited Performance Rate	18.75%	5.26%	-10.00%	20.00%	7.69%
Credited Performance	1,875.00	625.00	-1,250.00	2,250.00	1,038.46
Maturity Value at End of Contract Year	11,875.00	12,500.00	11,250.00	13,500.00	14,538.46

Example
Purchase Payment: $10,000
Initial Index Value: 800
	1	2	3	4	5
Index at the Beginning of the Contract Year	800	850	650	550	600
Index at the End of the Contract Year	850	650	550	600	625
Index Growth as Percentage	6.25%	-23.53%	-15.38%	9.09%	4.17%
Ceiling	20.00%	20.00%	20.00%	20.00%	20.00%
Floor	-10.00%	-10.00%	-10.00%	-10.00%	-10.00%
Maturity Value at Beginning of Contract Year	$10,000.00	10,625.00	9,562.50	8,606.25	9,388.64
Credited Performance Rate	6.25%	-10.00%	-10.00%	9.09%	4.17%
Credited Performance	625.00	-1,062.50	-956.25	782.39	391.19
Maturity Value at End of Contract Year	10,625.00	9,562.50	8,606.25	9,388.64	9,779.83

5.	In the “Payout Phase – Income Plans” section, the first sentence of the 5th paragraph is replaced with the following:

If the Contract Owner dies after the Payout Start Date, any remaining income payments will be paid to the surviving Contract Owner.

6.	In the “Payments Upon Death” section, references to “the sole-surviving Contract Owner” are replaced with “any Contract Owner.”

7.	In the ‘Payments Upon Death – Death of Owner” section, the following changes are made:

a.	The first sentence of the first paragraph is deleted and replaced with the following:

If any Owner dies before the Payout Start Date, the surviving Contract Owner may select from the Death of Owner Options available, as determined by the applicable following Category in which the surviving Contract Owner is defined.

b.	For purposes of the Death of Owner section, all references to “Vested Beneficiary” are deleted and replaced with “surviving Contract Owner or Vested Beneficiary,” except for the following:

•	The first paragraph, as amended; and
•	Category 3.

8.	In the “Payments Upon Death – Death Proceeds – Administration of the Death Proceeds” section, the first sentence is changed as follows:

If Option A or Option B is selected upon the death of an Owner, or Option A is selected upon the death of the Annuitant:

9.
For purposes of the “Access Account Period” and the “Income Plans” sections, if we do not receive notification of your election, in a form acceptable to us, then you will be deemed to have elected, and we will make income payments in accordance with, Income Plan 1, life income with guaranteed payments for 120 months.